Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications Group
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.786.3404	rchiger@RxIR.com
k.rakin@genaissance.com
Tom Redington (media)
Redington, Inc.
203.222.7399
tredington@redingtoninc.com

For Immediate Release

Genaissance Pharmaceuticals Enters into HAP™ Technology

License Agreement with Organon

New Haven, CT, and Oss, the Netherlands, July 18, 2005 – Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today announced that it has entered into an agreement with Organon, the human healthcare business unit of Akzo Nobel, under which the companies will apply Genaissance’s HAPTM Technology for pharmacogenetic research in clinical trials, looking at modulation of the HPA stress axis for the treatment of psychiatric disorders.  Pharmacogenetic research is based on the fact that there are large interindividual differences in the response to drugs, be it therapeutic efficacy or unwanted side effects.  The goal of the collaboration is to discover genetic markers related to these interindividual differences in drug response to validate these genetic markers and to create a companion diagnostic test that will guide therapy.

Under the terms of the agreement, Genaissance will receive license and research funding fees from Organon, including fees for genotyping clinical samples.  In addition, Genaissance has certain rights for the development and commercialization of companion genetic tests.  Organon and Genaissance are both eligible to receive royalties on revenues generated from diagnostic products resulting from the collaboration.  In addition, Genaissance provides Organon with GLP-compliant DNA isolation and banking services for its clinical trials.

“We are pleased to be working with Organon as they integrate pharmacogenomics into their drug development pipeline,” said Kevin Rakin, President and Chief Executive Officer of Genaissance Pharmaceuticals.  “We believe this agreement is an indication of the role and importance pharmacogenomics can play in improving the success rate of clinical trials and bringing innovative drugs to the market.”

“We are pleased to see our relationship with Genaissance extend into this collaboration,” said David Nicholson, Executive Vice President Global Research. “We believe this collaboration provides an excellent opportunity to further incorporate pharmacogenetics into R&D projects at Organon and provides an important contribution to our continuous search for innovative therapies.”

About Organon
Organon, headquartered in Roseland, NJ, creates and markets prescription medicines that improve the health and quality of human life.  Through a combination of independent growth and business partnerships, Organon strives to become or remain one of the leading pharmaceutical companies in each of its core therapeutic fields: reproductive medicine, psychiatry and anesthesia.  Organon products are sold in over 100 countries, of which more than 60 have an Organon subsidiary.  Organon is the human health care business unit of Akzo Nobel.

About Genaissance Pharmaceuticals

Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  The Company’s product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy is designed to enable Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  The Company’s lead therapeutic product, vilazodone for depression, is in Phase II of development.  For more information on Genaissance, visit the Company’s website at: www.genaissance.com.

This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance’s business, such as Genaissance’s ability to effectively complete its vilazodone and clozapine programs, detect associations between clinical outcomes and genetic variation, the ability to assess how genetic variation can affect drug response, efforts to build a drug candidate pipeline, the timing and outcome of its genetic testing programs and the ability of Genaissance to apply its technologies to the development, marketing and prescribing of drugs and Genaissance’s ability to detect associations between clinical outcomes and genetic variation.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, Genaissance’s ability to fund its drug development efforts, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of the Company’s technologies by the pharmaceutical industry, the acceptance of the Company’s cardiac tests by health care providers, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of the Company’s intellectual property rights and those risks identified in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 5, 2005, and in other filings the Company makes with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

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